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                                                                     EXHIBIT 5.1

                              Barrett & McNagny LLP
                              215 East Berry Street
                            Fort Wayne, Indiana 46802



October 15, 2002


Steel Dynamics, Inc.
6714 Pointe Inverness Way, Suite 200
Fort Wayne, Indiana   46804

Gentlemen:

We have acted as counsel to Steel Dynamics, Inc., an Indiana corporation (the "Company"), in connection with the Registration Statement on Form S-4 (the "Registration Statement") filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), relating to the registration by the Company of $200,000,000 aggregate principal amount of its 9 1/2% Senior Notes due 2009 (the "Exchange Notes"). The Exchange Notes are proposed to be issued in accordance with the provisions of the indenture (the "Indenture"), dated as of March 26, 2002, between the Company and Fifth Third Bank as Trustee.

In connection with rendering the opinions set forth below, we have examined the Registration Statement, the Prospectus contained therein, the Indenture, which is filed as an exhibit to the Registration Statement, the Articles of Incorporation and Bylaws of the Company and resolutions adopted by the Board of Directors of the Company, and we have made such other investigation as we have deemed appropriate. We have examined and relied on certificates of public officials. We have not independently established any of the facts so relied on.

For purposes of this opinion letter we have made the assumptions that are customary in opinion letters of this kind, including the assumptions that each document submitted to us is accurate and complete, that each such document that is an original is authentic, that each such document that is a copy conforms to an authentic original, and that all signatures (other than signatures on behalf of the Company) on each such document are genuine. We have further assumed the legal capacity of natural persons, and we have assumed that each party to the documents we have examined or relied on (other than the Company) has the legal capacity or authority and has satisfied all legal requirements that are applicable to that party to the extent necessary to make such documents enforceable against that party. We have not verified any of these assumptions.

Based on the foregoing, and subject to the foregoing and the additional qualifications and other matters set forth below, it is our opinion that the Exchange Notes, when (a) the Company's outstanding 9 1/2% Notes Due 2009 have been exchanged in the manner described in the Registration Statement, (b) the Exchange Notes have been duly executed, authenticated, issued and delivered in accordance with the terms of the Indenture, (c) the Indenture has been duly qualified under the Trust Indenture Act of 1939, as amended, and (d) applicable provisions of "blue sky" laws have been complied with, will constitute valid and binding obligations of the Company enforceable against the Company in accordance with their terms, under the laws of the State of New York which are expressed to govern the same, except as the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium (including, without limitation, all laws relating to fraudulent transfers), other similar laws relating to or affecting enforcement of creditors' rights generally, general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law) and limitations of the waiver of rights under usury laws, and will be entitled to the benefits of the Indenture.

We express no opinion as to the validity, legally binding effect or enforceability of any related provisions of the Indenture or the Exchange Notes that require or relate to payment of any interest at a rate or in an amount which a court would determine in the circumstances under applicable law to be commercially unreasonable or a penalty or a forfeiture. In addition, we express no opinion as to the validity, legally binding effect or enforceability of the waiver of rights and defenses contained in the Indenture.
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We are furnishing this opinion letter to you solely in connection with the registration under the Securities Act by the Company of the Exchange Notes. You may not rely on this opinion letter in any other connection, and it may not be furnished to or relied upon by any other person for any purpose, without our specific prior written consent.

The foregoing opinions are rendered as of the date of this letter.

We hereby consent to the reference to us in the Registration Statement under the caption "Legal Matters."

Very truly yours,

/s/ BARRETT & McNAGNY LLP